Exhibit 99(d)(vi)

Management Fee Waiver Agreement

This Management Fee Waiver Agreement (the “Agreement”) is made and entered into as of this 1st day of April, 2017 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Global Fund, Inc. (the “Company”) with respect to Lord Abbett Multi-Asset Global Opportunity Fund.

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	Lord Abbett agrees for the time period set forth in paragraph 2 below to waive its management and administrative services fees at an annual rate of 0.15%.

2.	This Agreement will be effective from April 1, 2017 through April 30, 2018. This Agreement may be terminated only by the Board of Directors of the Company upon written notice to Lord Abbett.

IN WITNESS WHEREOF, Lord Abbett and the Company have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

Lord Abbett Global Fund, Inc.

By:	/s/ Brooke A. Fapohunda
Brooke A. Fapohunda
Vice President and Assistant Secretary

Lord, Abbett & Co. llc

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel